EXHIBIT 97.1
THE BUCKLE, INC.
CLAWBACK POLICY

PURPOSE: This Clawback Policy (this “Policy”) is designed to conform with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 10D of the Securities Exchange Act of 1934 (“Exchange Act”) which require, amongst other things, that issuers listed on a national securities exchange implement a clawback policy.

BACKGROUND: The Board of Directors (the “Board”) of The Buckle, Inc. (“Buckle” or the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that is centered on integrity and accountability and that aligns with the Company’s pay-for-performance compensation philosophy. See Compensation Committee Charter of The Buckle, Inc. Accordingly, the Board has adopted this Policy which provides for the repayment of certain executive compensation by Company executives in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws.

ADMINISTRATION: This Policy will be administered by the Board, or if so designated by the Board, the Compensation Committee of the Board. Should the Board so designate, references in this Policy to the Board shall be interpreted as references to the Compensation Committee or any successor thereto. Any determinations made by the Board shall be final and binding on all impacted individuals.

COVERED EXECUTIVES: This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are then listed, and such other officers who may from time to time be deemed subject to the Policy by the Board (such individuals known collectively as the “Covered Executives”). For the avoidance of doubt, those individuals who hold a title of Vice President or President, of the Company or any of its subsidiaries, will automatically be deemed to be Covered Executives for purposes of this Policy. Anything to the contrary herein notwithstanding, nothing in this Policy shall be read or interpreted to require any Assistant or Associate Vice President to be subject to the requirements set forth herein.

RECOUPMENT; ACCOUNTING RESTATEMENT. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under any applicable federal securities law, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

INCENTIVE COMPENSATION. For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure: annual bonuses and other short- and long-term cash incentives; restricted stock; performance shares; and any dividends related to any of the foregoing. Financial reporting measures include but are not limited to: Company stock price; total shareholder return; revenues; net sales; net income; pre-bonus net income; net income from operations; earnings before interest, taxes, depreciation, and amortization (EBITDA); funds from operations; liquidity measures, including but not limited to working capital or operating cash flow; return measures such as return on invested capital or return on assets; earnings measures such as earnings per share.

For the avoidance of doubt, salaries, bonuses paid solely by satisfying subjective standards, non-equity incentive plan awards earned solely by satisfying strategic or operational measures, wholly time-based stock options or other equity awards, and discretionary bonuses or other compensation that is paid on a discretionary basis shall not be considered Incentive Compensation for purposes of this Policy.

RECOVERABLE EXCESS INCENTIVE COMPENSATION. Pursuant to this Policy, the Company shall pursue recovery of those amounts that constitute the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data above and beyond the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. In the event the Board bases the excess Incentive Compensation determination on a reasonable estimate, the Board must document its determination of how it calculated such excess and the sources considered during such determination. For the avoidance of doubt, Covered Executive shall also be required to repay to the Company any dividends which were paid to such Covered Executive related to shares of Company stock that is deemed excess Incentive Compensation for the three completed fiscal years at issue.

METHOD OF RECOUPMENT. The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation (a) requiring reimbursement of cash Incentive Compensation previously paid by the applicable Covered Executive; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. Nothing in this Policy shall prevent the Board from electing recovery through one or more methods as to each individual Covered Executive, it being understood that the Board’s highest priority in such event shall be on maximizing the full economic recovery.

NO INDEMNIFICATION OR RECOUPMENT. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation. Further, Company shall not pay or otherwise reimburse a Covered Executive for any premiums for any insurance policy that would otherwise cover the potential losses.

INTERPRETATION. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and all applicable rules, regulations and standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are then listed.

EFFECTIVE DATE. This Policy shall be effective as of the date of its adoption by the Compensation Committee (such date the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after October 2, 2023.

AMENDMENT; TERMINATION. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with all rules and regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and all rules, regulations and standards adopted by a national securities exchange on which the Company’s securities are then listed. The Board may terminate this Policy at any time.

OTHER RECOUPMENT RIGHTS. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

IMPRACTICABILITY. The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are then listed.

SUCCESSORS. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted by the Board of Directors of The Buckle, Inc. on the 30th day of November 2023.

THE BUCKLE, INC.

By:	/s/ DANIEL J. HIRSCHFELD
DANIEL J. HIRSCHFELD,
CHAIRMAN OF THE BOARD